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                                                                  Exhibit 8(b)

                                    AGREEMENT
                                       FOR
                            FUND ACCOUNTING SERVICES

    AGREEMENT made as of April 1, 1997, by and between those investment companies listed on Exhibit 1 as may be amended from time to time, having their principal office and place of business at 101 Montgomery Street, San Francisco, California 94104 (the "Investment Company"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Investment Company, and FEDERATED SERVICES COMPANY, a Pennsylvania corporation, having its principal office and place of business at Federated Tower, 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3775 on behalf of itself and its subsidiaries named herein (the "Company").

     WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of or beneficial interest ("Shares");

     WHEREAS, the Investment Company desires to retain the Company as fund accountant to provide fund accounting services (as herein defined) including certain pricing, accounting and recordkeeping services for each of the Funds, including any classes of shares issued by any Fund ("Classes") if so indicated on Exhibit 1, and the Company desires to accept such appointment;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE: FUND ACCOUNTING SERVICES

ARTICLE 1. APPOINTMENT.

     The Investment Company hereby appoints the Company to provide fund accounting services to the Funds, and/or the Classes, for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Article 3 of this Section.

ARTICLE 2. THE COMPANY'S DUTIES.

     Subject to the supervision and control of the Investment Company's Board of Trustees ("Board") and that of Charles Schwab Investment Management Company ("CSIM"), the Company will perform the following specific services for the Investment Company, and/or the Funds, and/or the Classes.

     A. Value the assets of the Funds in accordance with the procedures of the Investment Company in effect from time to time and delivered to the Company, and in accordance with any Proper Instructions (as defined below) received by the Company from CSIM or the Funds, and the prospectus and statement of additional information of the Investment Company in effect from time to time (the "Prospectus") The Company's obligation with regard to the prices received from outside pricing services and designated brokers or any other outside source, is to exercise reasonable care in the supervision of the pricing agent. The Company is not the guarantor of the securities prices received from such agents and the Company is not liable to the Fund for errors in valuing a Fund's assets or calculating the net asset value per share of such Fund or Class to the extent the errors result from erroneous information provided by such agents. The Company will provide daily to CSIM by 7:00 p.m. via fax, the securities prices used in calculating the net asset value of each Fund, for its use in preparing exception reports for those prices on which CSIM has a comment. Further, upon receipt of the exception reports generated by CSIM, the Company will diligently pursue communication regarding exception reports with the designated pricing agents;

     B. Determine the net asset value per share of each Fund and/or Class by 7:00 p.m. each business day;

     C.   Calculate the net income of each of the Funds, if any;

     D. Calculate realized capital gains or losses of each of the Funds resulting from sale or disposition of assets, if any;

     E. Maintain the general ledger and other accounts, books and financial records of the Investment Company, including for each Fund, and/or Class, as required under Section 31(a) of the 1940 Act and the Rules thereunder in connection with the services provided by the Company;

     F. Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under the 1940 Act in connection with the services provided by the Company. The Company further agrees that all such records it maintains for the Investment Company are the property of the Investment Company and further agrees to surrender at the Company's office promptly to the Investment Company such records upon the Investment Company's request; and

     G. Those enhanced accounting services attached hereto as Exhibit 2 as may be amended from time to time. The foregoing, along with any additional services mutually agreed upon in writing by the parties, shall hereafter be referred to as "Fund Accounting Services."

ARTICLE 3.  COMPENSATION AND ALLOCATION OF EXPENSES.

     A. Each Fund will compensate the Company for Fund Accounting Services in accordance with the fees agreed upon from time to time between the parties hereto, as indicated on Schedule A attached hereto. Such fees do not include: the Company's monthly base charge to cover the cost of its pricing operations; or, third-party pricing service charges and other out-of-pocket expenses of the Company. Each Fund will pay the Company the monthly base charge for pricing operations in accordance with the fee agreed upon from time to time between the parties hereto, as indicated on Schedule A attached hereto. In addition, each Fund shall reimburse the Company for reasonable out-of-pocket expenses incurred by the Company. Other out-of-pocket expenses shall include the items identified as such on Schedule A, and other items as may be agreed upon by the parties from time to time, but will not include legal fees or expenses unless agreed to in advance by the Fund.

     B. In addition to the fees for Fund Accounting Services, the monthly base charge for pricing operations, third-party pricing service charges, and other out-of-pocket disbursements set forth in Article 3.A. above, each Fund, and not the Company, shall bear the cost of: custodial expenses; membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates, Prospectuses, shareholder reports and notices; Fund administrative expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of the Investment Company; independent auditors expenses; Fund legal and audit department expenses (of a nature specifically agreed to by the Investment Company); law firm expenses incurred by the Investment Company; Fund organizational expenses; or other expenses not specified in this Article 3 incurred by the Funds and/or Classes.

     C. The Fund Accounting Services fees, pricing charges, other out-of-pocket expenses, and items as identified in Article 3.B., attributable to the Fund, shall be accrued by the Fund, billed and shall be paid to the Company in accordance with Schedule A attached hereto. The Company will maintain detailed information about the compensation and allocated expenses described in Article 3.A. and 3.B. by Fund and Class.

     D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Investment Company and a duly authorized officer of the Company.

     E. The fee for the period from the date Fund Accounting Services are first provided under this Agreement with respect to a Fund or a Class to the end of the initial month shall be prorated according to the proportion that such period bears to the full month period. Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which


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          such period bears to the full month period. For purposes of determining fees payable to the Company, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Fund's Prospectus.

     F. The Company, in its sole discretion, may from time to time subcontract to, employ or associate with itself such person or persons as the Company may believe to be particularly suited to assist it in performing Fund Accounting Services (e.g. pricing vendors, computer systems vendors, etc.). Such person or persons may be affiliates of the Company, third-party service providers, or they may be officers and employees who are employed by both the Company and the Investment Company; provided, however, that the Company shall be as fully responsible to each Fund for the acts and omissions of any such subcontractor as it is for its own acts and omissions. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Investment Company, the Funds, or the Classes in such respect. Notwithstanding any provision in this Article 3.F to the contrary, the Company will only provide the Fund Accounting Services listed on Exhibit 2 to the Funds listed on Exhibit 1 through a subcontractor that is not an affiliate, if CSIM has previously approved, in writing, the Company's doing so.



SECTION TWO: GENERAL PROVISIONS.

ARTICLE 4.  PROPER INSTRUCTIONS.

     As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and the Company are satisfied that there are procedures in place to afford adequate safeguards for the Fund's assets.
Proper Instructions may only be amended in writing.

ARTICLE 5. ASSIGNMENT.

     Except as provided in Article 3.F. and below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.

     A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     B. The Company may without further consent on the part of the Investment Company subcontract for the performance of Fund Accounting Services with Federated Administrative Services, a wholly-owned subsidiary of the Company.

     C. The Company shall upon Proper Instructions from the Investment Company subcontract for the performance of Fund Accounting Services under this Agreement with an agent selected by the Investment Company above; provided, however, that the Company shall in no way be responsible to the Investment Company for the acts and omissions of such agent. The compensation of such agent shall be paid by the Investment Company and no obligation shall be incurred on behalf of the Company in such respect.

ARTICLE 6. DOCUMENTS.

     A. In connection with the appointment of the Company under this Agreement, the Investment Company shall file with the Company the following documents:

           (1) A copy of the Declaration of Trust and By-Laws of the Investment Company and all amendments thereto;




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           (2)      A copy of the resolution of the Board authorizing this
                    Agreement;  and

           (3)      A copy of the current Prospectus for each Fund.

     B.    The Fund will also furnish from time to time the following documents:

           (1) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund, and/or Class;

           (2) A certified copy of each amendment to the governing document and the By-Laws of the Investment Company;

           (3) Certified copies of each vote of the Board authorizing officers to give Proper Instructions;

           (4) Such other certificates, documents or opinions which the Company may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties; and

           (5)      Revisions to the Prospectus of each Fund.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES.

    A.    Representations and Warranties of the Company.

           The Company represents and warrants to the Fund that:

           (1) It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania;

           (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification, and in the Commonwealth of Pennsylvania;

           (3) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

           (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

           (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

           (6) It is in compliance with federal securities law requirements and in good standing as an administrator and fund accountant.

     B.    Representations and Warranties of the Investment Company.

           The Investment Company represents and warrants to the Company that:

           (1) It is an investment company duly organized and existing under the laws of its state of organization;

           (2) It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform its obligations under this Agreement;

           (3) All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

           (4) The Investment Company is an open-end investment company registered under the 1940 Act; and

           (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.



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ARTICLE 8. STANDARD OF CARE AND INDEMNIFICATION.

     A.    Standard of Care.

           The Company shall be held to a standard of reasonable care in carrying out the provisions of this Contract.

     B.    Indemnification by Investment Company.

           The Company shall not be responsible for and the Investment Company shall, subject to the proviso set forth immediately after sub-paragraph 8.B.(4) below including specifically the last sentence of this Article 8.B., indemnify and hold the Company, including its officers, directors, shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses, and liabilities (collectively, "Losses") to the extent arising out of or attributable to:

           (1) The acts or omissions of any person or entity acting as custodian, adviser, sub-adviser, transfer agent, administrator or other party that the Investment Company or Fund has instructed the Company to use and that is not an affiliate of the Company, or a subcontractor appointed by the Company under Article 3.F.

           (2) The reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which

                   (a) are received by the Company or its agents or subcontractors and furnished by or on behalf of the Fund, its shareholders or investors, otherwise than by any person or entity that is an affiliate of the Company, regarding the purchase, redemption or transfer of Shares and shareholder account information;

                   (b) are received by the Company from independent pricing services or sources for use in valuing the assets of the Funds;

                   (c) are received by the Company or its agents or subcontractors from agents of the Investment Company other than affiliates of the Company, or from advisers, sub-advisers or other third parties that the Investment Company or Fund has instructed the Company to use , other than affiliates of the Company, in the performance of services under this Agreement; or

                   (d) have been prepared and/or maintained by the Fund or its affiliates or any other person or firm, other than affiliates of the Company, or subcontractors appointed by the Company under Article 3.F, on behalf of the Investment Company.

           (3) The reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Investment Company or the Fund.

           (4) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

           Provided, however, that the Company shall not be protected by this
           Article 8 from any Losses if and to the extent such Losses result from any failure by the Company to exercise reasonable care in carrying out any provision of this Agreement or from any negligence, bad faith or willful misfeasance on the part of the Company or any of its affiliates, agents or employees, including any subcontractor or third party service provider to the Company other than those subcontractors and/or third parties that are not affiliates of the Company and that the Investment Company ,or its agents, or the Funds have instructed the Company to use. In addition, under no circumstances will the Investment Company or any Fund


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           be liable for, or be required to indemnify the Company or any other person against, any indirect, consequential, special, or speculative damages or Losses of any kind.

     C.    Reliance.

           At any time the Company may apply to any officer of the Investment Company for instructions, and the Company shall be entitled to rely on and may act upon such instructions, provided they constitute Proper Instructions, and upon advice of counsel (such advice to be approved by the Investment Company) on all matters relating to the Fund Accounting Services provided by the Company under this agreement, and may consult with such legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable for any action reasonably taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal or state laws or regulations.

     D.    Notification.

           In order that the indemnification provisions contained in this
           Article 8 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Investment Company will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense, of any suit or other proceeding which might be the subject of the indemnification provided above. In the event the Investment Company elects to assume the defense of any such suit or other proceeding and retain such counsel, the Company or any other person entitled to such indemnification, named as defendant or defendants in the suit or other proceeding, may retain additional counsel but shall bear the fees and expenses of such counsel unless the Investment Company shall have specifically authorized the retaining of such counsel.

ARTICLE 9. TERM AND TERMINATION OF AGREEMENT.

     The period of service under this Agreement shall begin effective as of April 1, 1997 and shall continue for a period of three (3) years until March 31, 2000 ("Term"). Thereafter, the Agreement will continue in effect, unless either party provides 60 days prior written notice to the other of its intent to terminate the Agreement with respect to any or all of the Funds. In the event, however, of willful misfeasance, bad faith, negligence or reckless disregard of its duties by the Company at any time during the term of this Agreement, the Investment Company has the right to terminate the Agreement, with respect to any or all of the Funds, immediately upon notice to the Company; provided however that to the extent that the Investment Company's right under this sentence to terminate the Agreement arises solely due to negligence, then the Investment Company may terminate this Agreement only if the Company fails to eliminate such negligence immediately upon demand from the Investment Company. If the Board approves of a cure period, the Company shall take all commercially reasonable steps promptly following such demand (but in any event within 30 days thereafter) to preclude the recurrence of such negligence. If such negligence is not cured within the 30 day period this Agreement shall terminate effective as of the first day following the cure period. The termination date for all original or after-added Funds which are, or become, a party to this Agreement shall be coterminous. Funds that merge into another fund or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution.

     Should the Investment Company exercise its rights to terminate, all reasonable out-of-pocket expenses associated with the delivery of records and materials will be borne by the Investment Company or the appropriate Fund. Additionally, the Company reserves the right to charge for any other reasonable conversion expenses associated with such termination; provided however, that such termination is not due to the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties. In no event will the Company delay, hinder, or refuse to perform any act necessary in connection with any such conversion for any reason whatsoever, including without limitation any reason relating to any dispute as to the amount of such expenses to


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be paid by the Investment Company, whether any such expenses are payable by the
Investment Company, or any similar matter. The provisions of Article 8 shall survive the termination of this Agreement.

ARTICLE 10. AMENDMENT.

     This Agreement may be amended or modified by a written agreement executed by both parties.

ARTICLE 11. GOVERNING LAW.

     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of law.

ARTICLE 12. NOTICES.

     Except as otherwise specifically provided herein, notices and other writings delivered or mailed postage prepaid to the Investment Company at 101 Montgomery Street, San Francisco, California 94104, Attn: Frances Cole, or to the Company Federated Tower, 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3775, Attn: Douglas L. Hein, or to such other address as the Investment Company or the Company may hereafter specify, shall be deemed to have been delivered upon receipt.

ARTICLE 13. COUNTERPARTS.

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

ARTICLE 14. MERGER OF AGREEMENT.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

ARTICLE 15. SUCCESSOR AGENT.

     If a successor agent for the Investment Company shall be appointed by the Investment Company, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Investment Company held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

ARTICLE 16. FORCE MAJEURE.

The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund and/or the Investment Company as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance; provided however that the power or mechanical failure, communication disruption, or other impossibility of performance giving rise to such cessation of services or damages was in fact beyond the reasonable control of the Company.

ARTICLE 17. SEVERABILITY.

In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

ARTICLE 18.  WARRANTY OF AUTHORIZATION.

     The parties to this Agreement warrant that the execution and delivery of this Agreement is lawful and duly authorized by each of them.

ARTICLE 19.  FUND OBLIGATIONS.

         The parties agree that, notwithstanding any other provision of this
Agreement: (i) the Investment Company is executing this Agreement on behalf of each of the Funds separately, and this Agreement shall for all purposes be and be deemed to be a separate Agreement between the Company and the Investment Company on behalf of each Fund listed on Exhibit 1 as if only such Fund were listed on such Exhibit; and (ii) the obligations of the Investment Company arising under this Agreement shall only be obligations of the Fund in respect of


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which the obligations arise and shall not be the obligations of any other Fund or of the Investment Company as a whole.

ARTICLE 20.  TRUSTEE LIABILITY.

         A copy of the Declaration of Trust of the Investment Company is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement (including exhibits and schedules) is executed on behalf of the Trustees of the Investment Company as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund in question.

ARTICLE 21.  CONFIDENTIALITY.

     The Company agrees to keep confidential all records of the Investment Company and information relative to each Fund and its shareholders (past, present and potential), unless the release of such records or information is otherwise consented to, in writing, by a Fund. The Investment Company agrees that such consent shall not be unreasonable withheld. The Investment Company further agrees that, should the Company be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply), the Company shall not be required to seek the Investment Company's consent prior to disclosing such information, but shall provide prior notice to the Company prior to such disclosure.

ARTICLE 22.  COOPERATION WITH ACCOUNTANTS AND CUSTODIANS.

     The Company shall cooperate with the Investment Company's independent public accountants and custodians and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants and custodians for the expression of their opinion or performance of their services, as required by the Investment Company.

ARTICLE 23.  DISASTER RECOVERY.

     The Company shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failure, the Company shall take all commercially reasonable steps to minimize service interruptions, but shall have not liability with respect thereto.

ARTICLE 24.  COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS.

         The Company undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to all duties to be performed by the Company hereunder. Except as specifically set forth herein, the Company assumes no responsibility for such compliance by any Fund.


                        (Space intentionally left blank.)


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ARTICLE 25.  RECORDS.

     The books and records pertaining to any Fund, which are in the possession of the Company, shall be the property of the Investment Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws; rules and regulations. The Investment Company or any of the Investment Company's authorized persons, shall have access to such books and records at all times during the Company's normal business hours. Upon the reasonable request of any Fund, copies of any such books and records shall be provided by the Company to the Fund or to an authorized person of the Fund, at the Fund's expense.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                                    INVESTMENT COMPANIES
                                   (LISTED ON EXHIBIT 1)


                                    By: /s/  William J. Klipp
                                      ---------------------------------
                                      Name:  William J. Klipp
                                      Title: Executive Vice President &
                                             Chief Operating Officer


                                    FEDERATED SERVICES COMPANY


                                    By: /s/   Douglas L. Hein
                                      ---------------------------------
                                       Name:  Douglas L. Hein
                                       Title: Senior Vice President



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                                    EXHIBIT 1

                              INVESTMENT COMPANIES

SCHWAB CAPITAL TRUST
Schwab Asset Director - High Growth Fund
Schwab Asset Director - Balanced Growth Fund
Schwab Asset Director - Conservative Growth Fund
Schwab International Index Fund
Schwab Small-Cap Index Fund
Schwab OneSource Portfolios - International
Schwab OneSource Portfolios - Growth Allocation
Schwab OneSource Portfolios - Balanced Allocation
SCHWAB ANNUITY PORTFOLIOS
Schwab Asset Director - High Growth Portfolio


                                    INVESTMENT COMPANIES
                                   (LISTED ON EXHIBIT 1)


                                    By:   /s/   William J. Klipp
                                         ---------------------------------
                                         Name:  William J. Klipp
                                         Title: Executive Vice President &
                                                Chief Operating Officer


                                    FEDERATED SERVICES COMPANY


                                    By:   /s/   Douglas L. Hein
                                         ---------------------------------
                                         Name:  Douglas L. Hein
                                         Title: Senior Vice President



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                                    EXHIBIT 2

                          ENHANCED ACCOUNTING SERVICES

-     Monthly diversification and short-short calculation
- Calculate total returns and yields including external distribution of the information
- Assist in development of trial balances, statement of investments and quarterly financial statements
-     Coordinate annual audit with external auditors
-     Maintain book/tax differences
-     Calculate fund distribution for both excise and income taxes
-     Perform calculations for N-SAR, 24F-2


                                  INVESTMENT COMPANIES
                                 (LISTED ON EXHIBIT 1)


                                  By:  /s/    William J. Klipp
                                       ---------------------------------
                                       Name:  William J. Klipp
                                       Title: Executive Vice President &
                                              Chief Operating Officer


                                  FEDERATED SERVICES COMPANY


                                  By:  /s/    Douglas L. Hein
                                       ---------------------------------
                                       Name:  Douglas L. Hein
                                       Title: Senior Vice President




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                                   SCHEDULE A

 FEES FOR FUND ACCOUNTING SERVICES/PRICING CHARGES/OTHER OUT-OF-POCKET EXPENSES


I.  ANNUAL FEES FOR FUND ACCOUNTING SERVICES

     ASSET BASED FEES:

                                            Per Annum
                                            ---------
     First $2,000,000,000                3.00 basis points
     Next  $2,000,000,000                2.00 basis points
     Next  $1,000,000,000                1.00 basis points
     Next  $5,000,000,000                0.75 basis points
     Over  $10,000,000,000               0.50 basis points

Additional Class of Shares                  $12,000

(Plus pricing charges and other out-of-pocket expenses)

         ENHANCED ACCOUNTING SERVICES

     With respect to those enhanced accounting services set forth on Exhibit 2, the Funds shall pay to Company a .25 basis points per annum fee.

     Note: The above fees will be calculated and paid on monthly based upon the average net assets of the Funds, in aggregate, for which the Company is providing Fund Accounting Services under this agreement.

         NEW FUNDS

              New Funds (i.e. Funds added to Exhibit 1 after the execution of this Agreement) will be assessed an annual fee of $30,000 commencing on the first business day of the fourth month that such new Fund has been serviced by the Company


II.  PRICING CHARGES

         MONTHLY BASE PRICING CHARGE:                    $375 per month/fund

         In addition, each Fund shall reimburse the Company for third-party pricing service charges.


III. OTHER OUT-OF-POCKET EXPENSES

         Other out-of-pocket expenses include the following: SAS70 audit reports, postage (including overnight courier service), telephones, telecommunication charges (including FAX), travel made at the client's request, duplicating, forms, supplies, microfiche, computer access charges for client specific interfaces, client specific system enhancements, access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services. The Company shall provide documentation supporting out-of-pocket expenses upon the Investment Company's or CSIM's request.



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



IV.  PAYMENT

Payment of the fees for Fund Accounting Services, pricing charges, other out-of-pocket expenses, and the expenses identified in Article 3.B is due thirty days after the date of the invoice.

V. TERM OF SCHEDULE

The parties agree that this fee schedule shall become effective April 1, 1997 and will remain in effect until it is revised as a result of negotiations initiated by either party; provided however, that the parties may agree to review this fee schedule every twelve (12) months from the effective date of the Agreement upon sixty days notice. If the parties have not agreed upon changes during the 60 day notice period, this fee schedule will remain in effect.



                                   INVESTMENT COMPANIES
                                  (LISTED ON EXHIBIT 1)


                                   By:   /s/   William J. Klipp
                                        ---------------------------------
                                        Name:  William J. Klipp
                                        Title: Executive Vice President &
                                               Chief Operating Officer


                                   FEDERATED SERVICES COMPANY


                                   By:   /s/   Douglas L. Hein
                                        ---------------------------------
                                        Name:  Douglas L. Hein
                                        Title: Senior Vice President


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